Exhibit 10.4

AMENDMENT TO THE AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP OF
WHEELER REIT, L.P.

December 22, 2020

Pursuant to the Amended and Restated Agreement of Limited Partnership of Wheeler REIT, L.P., as amended (the “Partnership Agreement”), the General Partner hereby amends the Partnership Agreement as follows:

1. Defined Terms. Capitalized terms used herein and not otherwise defined shall have the meanings given to such terms in the Partnership Agreement, including any amendments thereto.

2. Joinder to the Amended and Restated Agreement of Limited Partnership of Wheeler REIT, L.P., as amended. Notwithstanding anything to the contrary contained herein, so long as any Partner is directly or contingently liable for any Obligations, as defined in that certain Financing Agreement, dated as of December 22, 2020, by and among Wheeler Real Estate Investment Trust, Inc., the General Partner, certain subsidiaries of the General Partner the lenders from time to time party thereto and Powerscourt Investments XXII, LP as collateral and administrative agent for the lenders (as amended, restated, supplemented or otherwise modified from time to time, the “Financing Agreement”), (i) such Partner may pledge all or any part of its interests in the Operating Partnership, including, without limitation, all economic rights, control rights, Partnership Interests, and status rights as a member or partner, as security for such Obligations (collectively, the “Pledged Interests”), and such pledge is permitted under the Partnership Agreement with no further action or approval required hereunder or by any party, (ii) the Operating Partnership shall not certificate the Pledged Interests without the consent of the Agent (as defined in the Financing Agreement) or its successor or assignee, as applicable, and (iii) this Joinder may not be amended or modified without the prior written consent of the Agent or such successor or assignee that holds such Pledged Interests, with the Agent and such successor or assignee an express third party beneficiary of this section. Notwithstanding anything to the contrary contained herein, and without complying with any other procedures set forth in the Partnership Agreement, upon the exercise of remedies in connection with a pledge of the Pledged Interests, including any foreclosure or disposition, (a) the Agent or the successor, assignee or transferee of such Agent, as the case may be, automatically becomes a substituted Partner upon the foreclosure or disposition of such interests, without any further action or consent of the Operating Partnership or any member, partner or manager of the Operating Partnership, and succeeds to all of the rights and powers, including the right to participate in the management of the business and affairs of the Operating Partnership, held by the pledging Partner, without any further action by any party, and (b) upon such exercise of remedies, all references to “Partner” herein will be deemed to refer to such substituted Partner.

3. Full Force and Effect. Except as modified herein, all terms and conditions of the Partnership Agreement shall remain in full force and effect, which terms and conditions the General Partner hereby ratifies and confirms.

IN WITNESS WHEREOF, the undersigned has executed this Amendment as of the date first set forth above.

GENERAL PARTNER:

WHEELER REAL ESTATE INVESTMENT TRUST, INC., a Maryland corporation

By:	/s/ Daniel Khoshaba
Name:	Daniel Khoshaba
Title:	Chief Executive Officer